EXHIBIT 99.1

BOSTON COMMUNICATIONS GROUP REPORTS

SECOND QUARTER 2006 RESULTS

Bedford, MA – July 28, 2006 – Boston Communications Group, Inc, (Nasdaq: BCGI) today announced that its consolidated GAAP net income for the second quarter ended June 30, 2006 totaled $24.5 million or $1.37 per share, primarily driven by a reduction in the estimated loss of $18.5 million and $8.2 million in related tax benefits as a result of the settlement of the Freedom Wireless litigation previously announced on July 21, 2006. On a non-GAAP basis, excluding the reduction in the loss accrual and certain other items, the Company would have reported a net loss of $855,000, or $0.05 per share.

The consolidated GAAP net income for the second quarter of 2006 compares with net loss of $17.9 million, or $1.01 per share, for the second quarter of 2005 and GAAP net income of $907,000, or $0.05 per share, for the first quarter of 2006. On a non-GAAP basis, excluding a $28.3 million non-cash charge recorded in the second quarter of 2005 and related legal expenses in connection with the Freedom Wireless lawsuit, the Company would have reported net income of $3.8 million, or $0.21 per share, for the three months ended June 30, 2005.

Total revenues for the second quarter of 2006 decreased 13% to $22.2 million from $25.6 million for the second quarter of 2005 and decreased 10% from $24.7 million for the first quarter of 2006. Total revenues for the six months ended June 30, 2006 decreased 10% to $47.0 million from $52.0 million for the six months ended June 30, 2005. As of June 30, 2006, bcgi had 4.01 million subscribers on its Real-Time Billing platform, 186,000 higher than June 30, 2005 and 265,000 higher than March 31, 2006. The subscriber increases were driven by growth from a customer who receives lower contractual pricing and customary volume discounts and who became a larger proportion of Real-Time Billing revenues. The growth from this carrier more than offset the expected decrease in subscribers from Verizon Wireless and Alltel Corporation, who have completely migrated off the Company’s Real-Time Billing platform, and conversions from Cingular Wireless, who continues to migrate off the Company’s Real-Time billing platform. For the quarter ended June 30, 2006, bcgi’s average monthly revenue per user, or subscriber, (ARPU) on its Real-Time Billing platform was $1.64, 20% lower than ARPU of $2.05 for the second quarter of 2005 and 10% lower than ARPU of $1.83 for the first quarter of 2006. These declines in ARPU resulted from volume discounts and the change in the mix of bcgi’s carrier customers noted above.

Cost of revenues, engineering, research and development, sales and marketing and general and administrative expenses all increased for the second quarter of 2006 compared to the second quarter of 2005. Cost of revenues and engineering, research and development also increased compared to the the first quarter of 2006, whereas sales and marketing and general and administrative expenses remained relatively consistent with the first quarter of 2006. These increases both sequentially and compared to the same period in the prior year resulted principally from increased staffing and labor costs, in addition to other costs the Company incurred principally to continue to execute on its diversification initiatives and invest resources in its global sales strategy. General and administrative legal and related expenses for the Freedom Wireless lawsuit for the quarter ended June 30, 2006 decreased compared to the same period in the prior year principally due to higher costs for the Freedom Wireless trial that occured in 2005. Interest income increased during the quarter ended June 30, 2006 compared to prior periods primarily due to one-time interest from income tax refunds and from the repayment of interest on a note receivable.

Cash, short-term investments, and restricted cash increased $11.1 million from $70.3 million as of March 31, 2006 to $81.4 million as of June 30, 2006. This increase was primarily due to the timing of accounts receivable receipts which caused a decrease in average days sales outstanding to 57 days as of June 30, 2006, down from 86 days at March 31, 2006.

Freedom Wireless Accounting Treatment

As the Company previously announced on July 21, 2006, the terms of the settlement and license agreements have been finalized, and the settlement is conditioned upon the entry of orders vacating certain orders an judgements in the U.S. District Court for the District of Massachusetts. With respect to the accounting treatment of bcgi’s $55.3 million cash payment and the other obligations related to the Settlement and License Agreements, bcgi had previously accrued a $64.3 million estimated loss related to the Freedom litigation. Based on the amount of settlement related to past damages, bcgi reversed a portion of the previously recorded loss, resulting in a net gain to operating income for the quarter ended June 30, 2006. The accounting effect of the settlement is summarized as follows:

Reconciliation of Freedom Wireless accounting:

Accrued estimated loss from litigation at March 31, 2006	$64,300,000
Amount of cash to be paid at settlement	(55,300,000)
Estimated value ascribed to contingent license payment	(3,100,000)
Royalty prepayment	12,600,000

Net reduction in estimated loss from litigation for the period ended June 30, 2006	$18,500,000

The royalty prepayment of $12.6 million will be recorded as an asset and is expected to be amortized as expense over the period from July 2006 through approximately February 2007. The contingent license payment equal to five percent of any increase in bcgi’s average market capitalization for the six months ending June 30, 2007, compared to the six months ended June 30, 2006, was valued at $3.1 million to reflect the estimated market value of this contingency. This contingency, which is an estimate and should not be relied on for purposes of valuing bcgi’s future market capitalization, has been recorded as part of the settlement expense as of June 30, 2006, and will be marked to market each quarter thereafter. The settlement is also expected to result in a refund of taxes paid in prior years for which an estimated income tax benefit of $8.2 million was recorded as of June 30, 2006.

Outlook

The Company anticipates a loss on a GAAP basis of approximately $0.47 to $0.53 per share for the quarter ending September 30, 2006, which includes approximately $4.7 million, or $0.26 per share of estimated Freedom Wireless royalties from the royalty prepayment and excludes any income tax benefit for the quarter, as well as any potential fluctuation in the valuation of the contingent license payment. These expectations are based primarily on estimated revenues of $19 to $20 million for the quarter ending September 30, 2006. The revenue guidance includes a quarterly sequential price decrease of approximately 20% for the Company’s largest carrier customer, as reflected in their contract extension disclosed in the Company’s 8-K filed on July 21, 2006. In addition, the Company estimates its cash and short-term investments balance to range between $17 and $20 million as of September 30, 2006, reflecting the settlement payment and assuming a target average days sales outstanding of approximately 70 days.

The Company is continuing to invest in its customer and product diversification strategy which includes support of its bcgi Access Management, bcgi Payment and Voyager Billing products and expansion into new domestic and international wireless markets, including the developing MVNO market. These strategic initiatives are expected to result in third quarter spending at levels relatively consistent with the second quarter of 2006. Additionally, the Freedom Wireless royalty expenses (net of reimbursements) expected to be incurred subsequent to March 1, 2007 are not expected to be material to the Company’s income statement, since the Company anticipates that existing and future pricing will absorb much of the cost of the royalties.

“The resolution of the Freedom litigation allows us to better focus on competing in the marketplace and achieve our long-term growth strategy,” said E.Y. Snowden, bcgi president and CEO. “With our Freedom Wireless license and bcgi’s best in class, 3GPP-compliant, Intelligent Network-based Real-Time Billing platform, we believe we are well positioned to offer our suite of solutions to the wireless industry.”

Update on Option Grants

As previously announced, Staff of the Securities and Exchange Commission contacted bcgi by telephone regarding an informal inquiry relating to certain option grants made between 1998 and 2002. The Board of Directors has retained outside counsel which, along with bcgi, has begun to review bcgi’s historical option grants practices. The results of that review will be reported by outside counsel to a Special Committee of the Board consisting of outside directors. The review is still ongoing and the Special Committee is continuing to review these matters. Based on the investigation conducted to date, the actual measurement dates for accounting purposes for certain stock option grants during prior periods may differ from the recorded grant dates for such awards. As a result, the Company may need to record additional non-cash charges for stock-based compensation expense related to those prior periods, however, the impact of any such compensation charges, if any, for any relevant fiscal period has not been determined.

Use of Non-GAAP Financial Measures

The non-GAAP operating results included in this release are non-GAAP financial measures under the rules of the Securities and Exchange Commission. In both the three and six months ended June 30, 2006, these results exclude $7.7 million and $9.1 million, respectively in one-time income tax benefit and $17.7 million and $16.5 million, respectively for adjustments of legal and related costs to defend and settle the Freedom Wireless litigation. The Company included this information because the Company believes this information is an appropriate measure for evaluating the Company’s operating performance and will assist investors in understanding the Company’s results of operations on a comparative basis. The Company uses this non-GAAP information internally to help the Company’s management more accurately assess the ongoing nature of bcgi’s operations and measure the Company’s performance on a comparative basis. This non-GAAP information supplements the GAAP financial information contained herein, and is not intended to represent a measure of performance in accordance with disclosures prepared in accordance with GAAP.

Conference Call

The Company will be holding a conference call and web cast at 8:30AM ET on Friday, July 28, 2006 to discuss results for the period ended June 30, 2006 and management’s outlook. The Company’s President and CEO, E.Y. Snowden, and Chief Financial Officer, Karen A. Walker, will host the call. Parties interested in listening to the call should dial 1-800-423-5972 at least 10 minutes prior to the start of the call. For those unable to participate at the designated time, a replay will be available for seven days following the call via telephone at 1-800-642-1687 (conf id 3457612) and will be available for 90 days on the web at www.bcgi.net.

ABOUT THE COMPANY

bcgi delivers innovative products and services that enable mobile operators and MVNOs worldwide to differentiate their offerings and increase market penetration while reducing costs. Founded in 1988, bcgi is a leader in identifying and addressing new market needs with proven solutions, including prepaid and postpaid billing, payments and access management. For more information, visit www.bcgi.net.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties, including statements regarding revenues and earnings estimates, cash and short-term investments balance, third quarter spending being at levels consistent with the second quarter of 2006, the time period covered by the royalty prepayment to Freedom Wireless, future pricing including the cost of the royalties, the estimated valuation of the contingent license payment, the impact on financial statements as a result of the stock option review, the timing of customer migrations, estimates of and expectations regarding new product offerings and expansion into new markets. Such statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Among the important factors that would cause actual results to differ materially from those indicated by such forward looking statements are the loss of a customer or certain of their markets, the timing and entry of orders vacating certain orders and judgments related to the Freedom Wireless settlement in the U.S. District Court for the District of Massachusetts and the Courts ruling on those orders, the growth of bcgi’s carrier customers during the prepayment period, a change in the revenues from the Company’s largest customer which represented 77% of the Company’s consolidated revenues for the three months ended June 30, 2006, the timing of cash receipts, fluctuations in the valuation of the contingent license payment, quarterly fluctuations in the Company’s stock price and the Company’s average market capitalization for the six months ending June 30, 2007, unfavorable results from the SEC option grant inquiry which, among other things, could result in recording additional non-cash charges for stock-based compensation expense related to prior periods, as well as the other factors that may affect future operating results detailed in bcgi’s Form 10-Q for the three months ended March 31, 2006 filed with the Securities and Exchange Commission.

Contact Information:

Email inquiries - investor_relations@bcgi.net

Financial Relations Board:

Joe Calabrese, Investor Inquiries (212) 827-3772

BOSTON COMMUNICATIONS GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	6/30/06	3/31/06	6/30/05	6/30/06	6/30/05
Revenues:
Real-time billing	$19,196	$21,646	$23,348	$40,842	$47,572
Other	3,043	3,071	2,267	6,114	4,395

	$22,239	$24,717	$25,615	$46,956	$51,967
Expenses:
Cost of revenues (1)	7,242	7,172	6,347	14,414	12,574
Engineering, research and development	4,992	4,622	3,599	9,614	7,628
Sales and marketing	3,204	3,216	2,277	6,420	4,713
General and administrative	4,080	3,914	3,810	7,994	7,555
General and administrative – legal (2)	796	1,230	4,319	2,026	6,529
(Gain)/loss from litigation	(18,500)	—	24,000	(18,500)	24,000
Depreciation and amortization	5,350	5,318	5,204	10,668	10,758

Total operating expenses	7,164	25,472	49,556	32,636	73,757
Operating income (loss)	15,075	(755)	(23,941)	14,320	(21,790)
Interest income	1,251	687	408	1,938	808

Income (loss) before income taxes	16,326	(68)	(23,533)	16,258	(20,982)
Benefit for income taxes	(8,190)	(975)	(5,671)	(9,165)	(4,753)

Net income (loss)	$24,516	$907	(17,862)	$25,423	$(16,229)

Basic Net Income Per Share:
Net income (loss)	$1.37	$0.05	$(1.01)	$1.43	$(0.92)
Weighted average common shares outstanding	17,876	17,775	17,641	17,826	17,622
Diluted Net Income Per Share:
Net income (loss)	$1.37	$0.05	$(1.01)	$1.43	(0.92)
Weighted average common shares outstanding	17,927	17,780	17,641	17,837	17,622

Notes to Condensed Consolidated Statements of Operations:

(1)	Exclusive of depreciation and amortization, which is shown separately.
(2)	General and administrative – legal expenses consist primarily of legal and related fees incurred in the defense and settlement of the patent infringement suits brought by Freedom Wireless.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands)

	June 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and short-term investments	$38,979	$39,350
Restricted cash	42,403	41,466
Accounts receivable, net of allowance for billing adjustments and doubtful accounts of $1,370 in 2006 and $949 in 2005	12,280	14,830
Tax refund receivable	8,190	—
Prepaid expenses and other assets	3,408	3,443

Total current assets	105,260	99,089

Property and equipment, net	48,250	53,283

Goodwill and other assets	22,529	22,919

Total assets	$176,039	$175,291

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$12,863	$20,177
Loss from litigation	42,700	64,300

Total current liabilities	55,563	84,477

Non-current liabilities:
Accrued pension liability	5,044	4,468
Contingent payment from litigation	3,100	—

Total non-current liabilities	8,144	4,468

Shareholders’ equity:
Common stock and additional paid-in capital	106,916	106,409
Accumulated earnings (deficit)	5,416	(20,063)

Total shareholders’ equity	112,332	86,346

Total liabilities and shareholders’ equity	$176,039	$175,291

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	Six months ended June 30,
	2006	2005
OPERATING ACTIVITIES
Net income (loss)	$25,423	$(16,229)
Adjustments to reconcile net income to net cash used in operations:
Depreciation and amortization	10,668	10,758
Deferred income taxes	17	(4,899)
Stock compensation expense	324	—
Changes in operating assets and liabilities:
Accounts receivable, net	2,572	(4,663)
Prepaid expenses and other assets	(18)	(1,705)
(Gain)/loss from litigation	(18,500)	24,000
Income taxes receivable	(10,085)	—
Accounts payable, accrued expenses and deferred revenue	(4,785)	(4,799)
Other non-current liabilities	576	—

Net cash used in operations	6,192	2,463

INVESTING ACTIVITIES
Restricted cash	(937)	—
Payment of earnout of acquired business	(671)	(7,242)
Purchases of long-term investments, net of sales	(16)	(1,955)
Sales of short-term investments, net of purchases	(9,497)	8,125
Increase in other investments	41	—
Purchase of property and equipment	(5,177)	(9,350)

Net cash used in investing activities	(16,257)	(10,422)

FINANCING ACTIVITIES
Proceeds from employee stock purchase plan	198	375

Net cash provided by financing activities	198	375

Decrease in cash and cash equivalents	(9,867)	(7,584)
Cash and cash equivalents at beginning of period	14,601	9,467

Cash and cash equivalents at end of period	$4,734	$1,883

Non-GAAP Statements of Income

Impact of Non-GAAP Adjustments on Reported Net Income

(Unaudited and in thousands, except for per share amounts)

	Three Months ended June 30, 2006
	GAAP	Adjustments	Non-GAAP As Adjusted
Net revenues:	$22,239	$—	$22,239
Expenses:
Cost of revenues	7,242	—	7,242
Engineering, research and development	4,992	—	4,992
Sales and marketing	3,204	—	3,204
General and administrative	4,080	—	4,080
General and administrative – legal (1)	796	(796)	—
(Gain)/loss from litigation (2)	(18,500)	18,500	—
Depreciation and amortization	5,350	—	5,350

Total operating expenses	7,164	17,704	24,868
Operating income (loss)	15,075	(17,704)	(2,629)
Interest income	1,251	—	1,251

Income from before income taxes	16,326	(17,704)	(1,378)
Provision /(benefit) for income taxes (2)	(8,190)	7,667	(523)

Net income (loss)	$24,516	$(25,371)	$(855)

Basic Net Income Per Share:
Net income (loss)	$1.37		$(0.05)
Weighted average common shares outstanding	17,876		17,876
Diluted Net Income Per Share:
Net income (loss)	$1.37		$(0.05)
Weighted average common shares outstanding	17,927		17,876

(1)	General and administrative – legal expenses consist primarily of legal and related fees incurred as a result of the defense and settlement of the patent infringement suits brought by Freedom Wireless.
(2)	Amount represents the estimated loss contingency for the Freedom Wireless lawsuit, excluding legal charges.
(3)	Amount represents the adjustment necessary to adjust the GAAP tax rate, which includes a valuation allowance for all deferred tax assets and for all state net operating loss carryforwards, to the Company’s annual effective tax rate before this charge or approximately 38%.

Non-GAAP Statements of Operations

Impact of Non-GAAP Adjustments on Reported Net Income (Loss)

(Unaudited and in thousands, except for per share amounts)

	Three Months ended June 30,2005
	GAAP	Adjustments	Non- GAAP As Adjusted
Net revenues:	$25,615	$—	$25,615
Expenses:
Cost of revenues	6,347	—	6,347
Engineering, research and development	3,599	—	3,599
Sales and marketing	2,277	—	2,277
General and administrative	3,810	—	3,810
General and administrative – legal (1)	4,319	(4,319)	—
(Gain)/loss from litigation (2)	24,000	(24,000)	—
Depreciation and amortization	5,204	—	5,204

Total operating expenses	49,556	(28,319)	21,237
Operating income (loss)	(23,941)	28,319	4,378
Interest income	408	—	408

Income (loss) from continuing operations before income taxes	(23,533)	28,319	4,786
Provision/(benefit) for income taxes (3)	(5,671)	6,676	1,005

Net income (loss)	(17,862)	$21,643	$3,781

Basic Net Income (Loss) Per Share:

Net income (loss)	$(1.01)		$0.21

Weighted average common shares outstanding	17,641		17,641

Diluted Net Income (Loss) Per Share:

Net income (loss)	$(1.01)		$0.21

Weighted average common shares outstanding	17,641		17,644

(1)	General and administrative – legal expenses consist primarily of legal and related fees incurred as a result of the defense and settlement of the patent infringement suits brought by Freedom Wireless.
(2)	Amount represents the estimated loss contingency for the Freedom Wireless lawsuit, excluding legal charges.
(3)	Amount represents the adjustment necessary to adjust the GAAP tax rate, which includes a valuation allowance for all deferred tax assets and for all state net operating loss carryforwards, to the Company’s annual effective tax rate before this charge or approximately 21%.

Non-GAAP Statements of Income

Impact of Non-GAAP Adjustments on Reported Net Income

(Unaudited and in thousands, except for per share amounts)

	Six Months ended June 30, 2006
	GAAP	Adjustments	Non-GAAP As Adjusted
Net revenues:	$46,956	$—	$46,956

Expenses:
Cost of revenues	14,414	—	14,414
Engineering, research and development	9,614	—	9,614
Sales and marketing	6,420	—	6,420
General and administrative	7,994	—	7,994
General and administrative – legal (1)	2,026	(2,026)	—
(Gain)/loss from litigation (2)	(18,500)	18,500	—
Depreciation and amortization	10,668	—	10,668

Total operating expenses	32,636	16,474	49,110
Operating income (loss)	14,320	(16,474)	(2,154)
Interest income	1,938	—	1,938

Income from before income taxes	16,258	(16,474)	(216)
Provision /(benefit) for income taxes (3)	(9,165)	9,083	(82)

Net income	$25,423	$(25,557)	$(134)

Basic Net Income Per Share:
Net income (loss)	$1.43		$(0.01)
Weighted average common shares outstanding	17,826		17,826
Diluted Net Income Per Share:
Net income (loss)	$1.43		$(0.01)
Weighted average common shares outstanding	17,837		17,826

(1)	General and administrative – legal expenses consist primarily of legal and related fees incurred as a result of the defense and settlement of the patent infringement suits brought by Freedom Wireless.
(2)	Amount represents the estimated loss contingency for the Freedom Wireless lawsuit, excluding legal charges.
(3)	Amount represents the adjustment necessary to adjust the GAAP tax rate, which includes a valuation allowance for all deferred tax assets and for all state net operating loss carryforwards, to the Company’s annual effective tax rate before this charge or approximately 38%.

Non-GAAP Statements of Operations

Impact of Non-GAAP Adjustments on Reported Net Income (Loss)

(Unaudited and in thousands, except for per share amounts)

	Six Months ended June 30,2005
	GAAP	Adjustments	Non-GAAP As Adjusted
Net revenues:	$51,967	$—	$51,967
Expenses:
Cost of revenues	12,574	—	12,574
Engineering, research and development	7,628	—	7,628
Sales and marketing	4,713	—	4,713
General and administrative	7,555	—	7,555
General and administrative – legal (1)	6,529	(6,529)	—
(Gain)/loss from lawsuit (2)	24,000	(24,000)	—
Depreciation and amortization	10,758	—	10,758

Total operating expenses	73,757	(30,529)	43,228
Operating income (loss)	(21,790)	30,529	8,739
Interest income	808	—	808

Income (loss) from continuing operations before income taxes	(20,982)	30,529	9,547
Provision/(benefit) for income taxes (3)	(4,753)	6,758	2,005

Net income (loss)	$(16,229)	$23,771	$7,542

Basic Net Income (Loss) Per Share:
Net income (loss)	$(0.92)		$0.43
Weighted average common shares outstanding	17,622		17,622
Diluted Net Income (Loss) Per Share:
Net income (loss)	$(0.92)		$0.43
Weighted average common shares outstanding	17,622		17,654

(1)	General and administrative – legal expenses consist primarily of legal and related fees incurred as a result of the defense and settlement of the patent infringement suits brought by Freedom Wireless.
(2)	Amount represents the estimated loss contingency for the Freedom Wireless lawsuit, excluding legal charges.
(3)	Amount represents the adjustment necessary to adjust the GAAP tax rate, which includes a valuation allowance for all deferred tax assets and for all state net operating loss carryforwards, to the Company’s annual effective tax rate before this charge or approximately 21%.